FORM C/A

Amendment to Offering Statement Pursuant to Regulation Crowdfunding

Issuer Information

BRB Capital Partners, Inc.
Florida Corporation
150 SE 2nd Ave., Suite 300
Miami, Florida 33131

Purpose of Amendment

This Amendment to Form C is being filed to update and clarify certain disclosures relating to the offering, including financial statement requirements, rolling closing procedures, and investor risk disclosures. No material changes to the terms of the offering have been made unless otherwise stated herein.

Rolling Closings and Use of Proceeds

The Company intends to conduct rolling closings and may accept subscriptions on a continuous basis through the intermediary platform.

The Company may conduct incremental closings in minimum aggregate amounts of $10,000 (each, a "Rolling Closing Threshold"), at which time funds may be released from escrow in accordance with Regulation Crowdfunding and the policies of the intermediary.

No funds will be released to the Company unless and until the target offering amount has been met and all applicable conditions under Regulation Crowdfunding and the intermediary platform have been satisfied.

After the target offering amount has been reached, the Company may continue to accept investments and conduct additional rolling closings in increments of at least $10,000, with proceeds being disbursed to the Company on a periodic basis.

The timing and frequency of rolling closings may be determined by the Company in coordination with the intermediary and may occur on a periodic basis, including weekly or bi-weekly, based on investor participation and operational considerations.

Financial Statement Requirements

The Company acknowledges that financial statement requirements under Regulation Crowdfunding are based on the amount offered and sold. The Company will ensure that all required financial disclosures, including reviewed or audited financial statements where applicable, are provided prior to accepting investment commitments in excess of the applicable thresholds through the intermediary.

The Company will not accept or close on investment commitments that would cause the offering to exceed any applicable financial statement threshold unless the required financial statements have been provided to investors.

The Company will update its financial statements and related disclosures as required by Regulation Crowdfunding and applicable rules of the U.S. Securities and Exchange Commission.

Dilution and SAFE Disclosure

Investors should understand that securities offered in this offering are SAFEs and not equity securities. SAFEs will convert into equity upon a future priced financing or other triggering event as described in the applicable SAFE agreement.

Early investors may experience dilution as additional funds are raised, additional SAFEs are issued, or future financing rounds occur at different valuations.

The number of securities to be issued is not fixed and will be determined upon conversion of the SAFEs. Accordingly, investors should not rely on any implied ownership percentage at the time of investment.

No Other Material Changes

Except as set forth herein, there have been no material changes to the information previously disclosed in the Company's Form C filed with the U.S. Securities and Exchange Commission.